Exhibit 1.02 - Conflict Minerals Report (CMR)

Conflict Minerals Report of Eni SpA

Section 1: Introduction and Company Overview

This is the Conflict Minerals Report of Eni SpA (herein referred to as “Eni”, the “Company”, “we”, “us”, or “our”) for calendar year 2013 (excepting Conflict Minerals that, prior to January 31, 2013, were located outside the supply chain) in accordance with Rule 13p-1 under the Securities and Exchange Act of 1934 (“Rule 13p-1”).

Our products and business segments or subsidiaries under the scope of the Final Rule are described in Form SD.

Section 2: Due diligence framework

In accordance with Rule 13p-1, we undertook due diligence efforts on the source and chain of custody of the Necessary Conflict Minerals in our products, as described in Form SD. We acknowledge the due diligence framework as set forth in the internationally recognized Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Framework”) of the Organization for Economic Cooperation and Development (OECD) and we are designing and implementing our due diligence measures accordingly.

Section 3: Due diligence approach

Eni’s due diligence efforts for 2013 included the following five steps:

Step 1: Establish company management systems

  Conflict Minerals team
  We have established a cross functional Conflict Minerals project team comprising executive level management with coordinators from each business unit involved, to direct the overall efforts of the Conflict Minerals compliance program. This team has been sponsored by the Company’s CFO and the compliance program has been approved by the Company’s highest management committees which include the Chief Operating Officers of Eni’s Divisions and the heads of Eni’s business units and central departments. Our business segments and subsidiaries involved in the program have also established teams responsible for conducting, supervising and coordinating all relevant activities at divisional level and reporting to the Group’s management team the results of the activities performed.

  Conflict Minerals policy
  We have established a policy with respect to the sourcing of minerals from the Covered Countries and published this Group policy on our external website at http://www.eni.com/en_IT/sustainability/business-ethics/human-rights-supply-chain/human-rights-supply-chain.shtml. In this policy we confirm our commitment to corporate sustainability and respecting and promoting human rights in our operations and the activities performed by our Business Partners.

  Supplier engagement
  Eni has in place guidelines, procedures and standard contractual terms & conditions that, among other things, require compliance with human rights framework as a prerequisite for qualification to do business with Eni and with the Eni Code of Ethics and Human Rights Guidelines as contractual obligations towards Eni. Consistent with this principle, we are engaging with our high-risk suppliers to promote tracing of their supply chain for the purpose of verifying whether our Necessary Conflict Minerals may have financed conflicts in the Covered Countries.

  Grievance mechanism
  Eni has in place a procedure for reporting any violation of our guidelines on the respect of human rights and/or other part of our compliance program via a whistle blowing mechanism whereby alleged violations can be reported to Eni via existing grievance channels for ethics or compliance violations via our external website at http://www.eni.com/portal/tools/processSegnalazione.do?locale=en_IT.

Step 2 and Step 3: Identify, assess and respond to risks in the supply chain

To identify, assess and respond to risks in the supply chain, we undertook the following measures:

  We conducted a supply chain survey which involved our high-risk suppliers as described in Form SD. This survey was based on the Electronics Industry Citizenship Coalition/Global eSustainability Initiative Conflict Minerals Reporting Template.

  The responses received from our suppliers about the country of origin of the Necessary Conflict Minerals provided to us were reviewed to assess their reliability.

  Our segment and subsidiaries teams subjected survey responses to due diligence measures when we had reason to believe that suppliers may have provided Necessary Conflict Minerals that originated from the Covered Countries and that were not from recycled or scrap sources. This included incomplete, inconsistent or missing supplier responses or where suppliers were unable to identify the origin of the Necessary Conflict Minerals supplied to Eni.

  We requested suppliers who sent us incomplete or inconsistent responses to review the questionnaire providing them the necessary assistance on how to complete the questionnaire with explanatory instructions and other means.

  Suppliers that did not respond to the initial survey request were sent escalation letters requesting that they provide a response.

  Our executive management team in charge of the Conflict Minerals Program was informed of the nature and overall risk of supplier responses received. Management reporting materials were prepared summarizing the results of the risk assessment process.

Step 4: Carry out independent third-party audit of smelter/refiner due diligence practices

We do not have any direct relationship with any smelter or refinery in our supply chain. Furthermore, we did not perform or direct audits of smelters and refiners in 2013. In our due diligence efforts we will consider relaying on cross-industry initiatives such as those led by the Electronics Industry Citizenship Coalition (EICC) and the Global eSustainability Initiative (GeSI) such as the Conflict Free Smelter Initiative (CFSI) to conduct smelter and refiner due diligence, and will also explore other options.

Step 5: Report annually on supply chain due diligence

In accordance with OECD guidance and the SEC Final Rule, this report and the associated Form SD are available online at http://www.eni.com/en_IT/sustainability/business-ethics/human-rights-supply-chain/human-rights-supply-chain.shtml.

Section 4: Due diligence results

As a downstream consumer of Conflict Minerals, we rely on our suppliers to gather information about smelters and refiners that processed the Necessary Conflict Minerals in the specific products or components that the supplier provided to Eni. None of the responses received from suppliers provide us with sufficient information to be able to identify the processing facilities relating to our products. Accordingly, at this stage, we are unable to determine which specific smelters or refiners were part of the supply chain of the components that we used to manufacture products in 2013.

Section 5: Continuous improvement efforts to mitigate risk

We intend to take the following steps to improve the number and quality of supplier responses in the near future and to mitigate any risk that the Necessary Conflict Minerals used in our products may benefit armed groups:

  to strengthen engagement with our high-risk suppliers in order to obtain complete responses about the origin of our Conflict Minerals and to commence to trace the supply chain;

  to sensitize suppliers who provided unclear or incomplete responses or who did not respond altogether to the Company’s 2013 survey by helping them understand the importance of this initiative to Eni and to encourage their participation by providing them explanatory materials;

  to share with suppliers Conflict Minerals training activities by providing them written explanations, reports, instructions and engaging vis-à-vis communications that cover the legal background for this matter and the importance of ethical sourcing to us;

  to integrate our standard contractual terms with requirements regarding Conflict Minerals and responsible sourcing. We plan to insert a clause which is designed to state the commitment on part of Eni’s suppliers to represent that all products supplied to us, if they contain Conflict Minerals, originate from non-conflict areas or from smelters that have been validated by an independent private sector party to be conflict-free, and to adhere to transparency standards in order to enable Eni to document its due diligence process. Nevertheless, we believe that it is important for us to support responsible in-region mineral sourcing from the Covered Countries in order to not negatively affect the economies of such countries. We will seek not to eliminate Conflict Minerals originating in the Covered Countries but rather to obtain Conflict Minerals from sources that do not benefit armed groups in the region;

  to evaluate participation in industry working groups and other joint initiatives which extensively leverage the materials produced by the Electronics Industry Citizenship Coalition (EICC) and the Global eSustainability Initiative (GeSI), which supports the responsible sourcing of minerals through the development of a Conflict-Free Smelter (CFS) program; or consider performing a due diligence of any given smelter should our supply chain findings lead to a non-certified smelter or refiner;

  to continue the assessment process of our product portfolio and suppliers to obtain a complete map of Eni’s areas of risks.

Section 6: Independent audit

Pursuant to Rule 13p-1, Eni is not required to obtain an independent private sector audit of its due diligence process which is ongoing.

Safe harbor statement
Certain disclosures contained herein contain forward-looking statements regarding future events and the future results of Eni that are based on current expectations, plans, forecasts, and projections about Eni’s future due diligence steps and procedures. Words such as ‘expects’, ‘anticipates’, ‘targets’, ‘goals’, ‘projects’, ‘intends’, ‘plans’, ‘believes’, ‘seeks’, ‘estimates’, ‘evaluates’ variations of such words, and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict because they relate to events and depend on circumstances that will occur in the future.
Therefore, Eni’s actual results may differ materially and adversely from those expressed or implied in any forward-looking statements. Any forward-looking statements made by or on behalf of Eni speak only as of the date they are made. Eni does not undertake to update forward-looking statements to reflect any changes in Eni’s expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based. The reader should, however, consult any further disclosures Eni may make in documents it files with the U.S. SEC.